As filed with the Securities and Exchange Commission on March 5, 2019

Investment Company Act of 1940 File No. 811-22027

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM N-1A

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940	☒

Amendment No. 212	☒

(Check Appropriate Box or Boxes)

FUNDVANTAGE TRUST

(Exact Name of Registrant as Specified in Charter)

301 Bellevue Parkway, Wilmington, DE 19809

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (856) 528-3500

Joel L. Weiss

JW Fund Management LLC

100 Springdale Road, Suite A3-416

Cherry Hill, NJ 08003

(Name and Address of Agent for Service)

Copies to:

Joseph V. Del Raso, Esq.

Pepper Hamilton LLP

3000 Two Logan Square

Philadelphia, PA 19103

EXPLANATORY NOTES

This Amendment to the Registration Statement on Form N-1A (File No. No. 811-22027) is being filed by FundVantage Trust (the “Trust”) with respect to the Verplanck Balanced Fund (the “Fund”), a series of the Trust, pursuant to Section 8(b) of the Investment Company Act of 1940, as amended (the “1940 Act”).

Beneficial interests of the Fund have not been registered under the Securities Act of 1933, as amended (the “1933 Act”) because such interests will be issued solely through private placement transactions that do not involve any “public offering” within the meaning of Section 4(a)(2) of the 1933 Act. The sole owners of interests in the Fund are the Power Authority of the State of New York Master Decommissioning Trust IP3 Unit Fund, the Entergy Nuclear Generation Company Master Decommissioning Trust Qualified Fund, and the Entergy Nuclear Palisades Master Decommissioning Trust Qualified Fund (the “Decommissioning Trusts”). This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interests in the Fund.

PARTS A & B

This Amendment amends and supplements Parts A and B of Amendment No. 208 to the Trust’s Registration Statement on Form N-1A filed with the U.S. Securities and Exchange Commission (“SEC”) on January 28, 2019 (SEC Accession No. 0001615774-19-001055) (“Amendment No. 208”). Parts A and B of Amendment No. 208 are incorporated herein by reference.

VERPLANCK BALANCED FUND

A Series of FundVantage Trust

Supplement dated March 5, 2019 to Parts A and B, each dated January 28, 2019

The following is inserted immediately after the third sentence of the second paragraph of Item 9(b) of Part A:

If a security is removed from an index, the Adviser will either prudently sell the security or continue to hold the security until maturity if the Adviser determines that the portfolio characteristics of the Fund continue to approximate the investment characteristics of such index.

The last sentence of the “Corporate Debt Securities” section of Item 16(b) of Part B is deleted and replaced with the following:

If a corporate debt security is removed from the Fixed Income Index, the Adviser will either prudently sell the security or continue to hold the security until maturity if the Adviser determines that the portfolio characteristics of the Fund continue to approximate the investment characteristics of the Fixed Income Index.

PART C

OTHER INFORMATION

Verplanck Balanced Fund

Item 28.	Exhibits.
(a)(i)	Amended and Restated Agreement and Declaration of Trust of Registrant. Incorporated by reference to Post-Effective Amendment No. 57 to Registrant’s Registration Statement as filed with the Commission on May 18, 2012.
(a)(ii)	Certificate of Trust. Incorporated by reference to Registrant’s Initial Registration Statement as filed with the Commission on March 7, 2007.
(a)(iii)	Amended and Restated Schedule A to Amended and Restated Agreement and Declaration of Trust dated November 9, 2018. Incorporated by reference to Post-Effective Amendment No. 200 to Registrant’s Registration Statement as filed with the Commission on November 16, 2018.
(b)	By-Laws. Incorporated by reference to Post-Effective Amendment No. 169 to Registrant’s Registration Statement as filed with the Commission on August 28, 2017.
(c)	See, Articles 3, 7 and 8 of the Amended and Restated Agreement and Declaration of Trust. Incorporated by reference to Post-Effective Amendment No. 57 to Registrant’s Registration Statement as filed with the Commission on May 18, 2012.
(d)	Investment Advisory Agreement with Mellon Investments Corporation, formerly BNY Mellon Asset Management North America Corporation dated August 23, 2018. Incorporated by reference to Post-Effective Amendment No. 199 to Registrant’s Registration Statement as filed with the Commission on August 28, 2018.
(e)	Not applicable.
(f)	Not applicable.
(g)(i)	(A)	Custody Agreement with The Bank of New York Mellon dated March 14, 2011. Incorporated by reference to Post-Effective Amendment No. 52 to Registrant’s Registration Statement as filed with the Commission on August 29, 2011.
	(B)	Amended and Restated Schedule II to the Custody Agreement with The Bank of New York Mellon dated June 11, 2018. Incorporated by reference to Post-Effective Amendment No. 196 to Registrant’s Registration Statement as filed with the Commission on August 28, 2018.
(g)(ii)	Foreign Custody Manager Agreement with The Bank of New York Mellon dated March 14, 2011. Incorporated by reference to Post-Effective Amendment No. 52 to Registrant’s Registration Statement as filed with the Commission on August 29, 2011.
(h)(i)	(A)	Transfer Agency and Shareholder Services Agreement with BNY Mellon Investment Servicing (US) Inc. dated October 30, 2018. Incorporated by reference to Pre-Effective Amendment No. 205 to Registrant’s Registration Statement as filed with the Commission on January 28, 2019.
	(B)	First Amendment to the Transfer Agency and Shareholder Services Agreement dated December 31, 2018. Incorporated by reference to Post-Effective Amendment No. 205 to Registrant’s Registration Statement as filed with the Commission on January 28, 2019.
(h)(ii)	(A)	Administration and Accounting Services Agreement with BNY Mellon Investment Servicing (US) Inc. (formerly, PFPC Inc.) dated July 19, 2007. Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement as filed with the Commission on July 27, 2007.
	(B)	Amended and Restated Exhibit A to the Administration and Accounting Services Agreement dated December 31, 2018. Incorporated by reference to Post-Effective Amendment No. 205 to Registrant’s Registration Statement as filed with the Commission on January 28, 2019.

	(C)	Fair Value Services Amendment to the Administration and Accounting Services Agreement dated August 12, 2010. Incorporated by reference to Post-Effective Amendment No. 33 to Registrant’s Registration Statement as filed with the Commission on August 30, 2010.
	(D)	Amendment to the Administration and Accounting Services Agreement dated December 2, 2010. Incorporated by reference to Post-Effective Amendment No. 52 to Registrant’s Registration Statement as filed with the Commission on August 29, 2011.
	(E)	Amendment to the Administration and Accounting Services Agreement dated June 14, 2017. Incorporated by reference to Post-Effective Amendment No. 169 to Registrant’s Registration Statement as filed with the Commission on August 28, 2017.
(l)	Initial Capital Agreement. Incorporated by reference to Pre-Effective Amendment No. 1 to Registrant’s Registration Statement as filed with the Commission on July 27, 2007.
(o)	[RESERVED]
(p)(i)	Code of Ethics of the Registrant. Incorporated by reference to Post-Effective Amendment No. 196 to Registrant’s Registration Statement as filed with the Commission on August 28, 2018.
(p)(ii)	Code of Ethics of Mellon Investments Corporation, formerly BNY Mellon Asset Management North America Corporation. Incorporated by reference to Post-Effective Amendment No. 208 to Registrant’s Registration Statement as filed with the Commission on January 28, 2019.
(p)(iii)	Personal Securities Trading Policy of Mellon Investments Corporation. Incorporated by reference to Post-Effective Amendment No. 208 to Registrant’s Registration Statement as filed with the Commission on January 28, 2019.

Item 29. Persons Controlled by or Under Common Control with the Registrant.

None.

Item 30. Indemnification.

The Registrant’s Agreement and Declaration of Trust (the “Agreement”) and by-laws provide, among other things, that the trustees shall not be responsible or liable in any event for any neglect or wrong-doing of any officer, agent, employee, investment adviser or distributor of the Registrant, nor shall any trustee be responsible for the act or omission of any other trustee, and the Registrant out of its assets may indemnify and hold harmless each trustee and officer of the Registrant from and against any and all claims, demands, costs, losses, expenses, and damages whatsoever arising out of or related to such trustee’s performance of his or her duties as a trustee or officer of the Registrant; provided that the trustees and officers of the Registrant shall not be entitled to an indemnification or held harmless if such liabilities were a result of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office. (See Article 5 and 9 of the Agreement which has been incorporated by reference as Exhibit 28(a)(i) and the Registrant’s By-Laws which have been incorporated by reference as Exhibit 28(b).)

The Investment Advisory Agreement with Mellon Investments Corporation provides, among other things, that the investment adviser shall not be liable for any loss suffered by the Registrant with respect to its duties under the agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the investment adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under the agreement (“disabling conduct”). In addition, the Registrant has agreed to indemnify the investment adviser against and hold it harmless from any and all losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit not resulting from disabling conduct by the investment adviser. (See Investment Advisory Agreement which has been incorporated by reference as Exhibit 28(d)).

Item 31. Business and Other Connections of the Investment Adviser.

Mellon Investments Corporation (Adviser) is an SEC registered investment adviser and corporation organized under the laws of the State of Delaware, with its headquarters located at 201 Washington Street, Boston, Massachusetts 02108. The Adviser is an indirect subsidiary of The Bank of New York Mellon Corporation. The officers and directors of the Adviser are provided on the Adviser’s most recently filed Schedule A of Form ADV (IARD No. 105764), which is incorporated herein by reference. The directors and officers of the Adviser are not engaged in any other business, profession, vocation, or employment of a substantial nature.

Item 32.

Not applicable.

Item 33. Locations of Accounts and Records.

The books and records required to be maintained by Section 31(a) of the Investment Company Act of 1940 are maintained at the following locations:

BNY Mellon BNY Mellon Investment Servicing (US) Inc., Registrant’s administrator, transfer agent, dividend-paying agent and accounting services agent, 301 Bellevue Parkway, Wilmington, Delaware 19809;

Mellon Investments Corporation, One Boston Place 201 Washington Place, Boston, Massachusetts 02108 (for certain records of the Verplanck Balanced Fund).

Item 34. Management Services.

Not applicable.

Item 35. Undertakings.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment No. 212 to its Registration Statement on Form N-1A to be signed on its behalf by the undersigned, duly authorized, in the City of Wilmington, State of Delaware on the 5th day of March, 2019.

FUNDVANTAGE TRUST

By:	/s/ Joel Weiss
Joel Weiss, President and CEO